Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RELYPSA, INC.

John A. Orwin, hereby certifies that:

ONE: The name of this company is Relypsa, Inc., a Delaware corporation (the “Company”). The date of filing of the original Certificate of Incorporation of this Company (as amended, the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was August 23, 2007. The Certificate of Incorporation was amended and restated in its entirety by filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware on October 25, 2007. The Certificate of Incorporation was then amended by filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware on January 30, 2009. The Certificate of Incorporation of the Company was then amended and restated in its entirety by filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware on September 3, 2010 (the “2010 Amended and Restated Certificate of Incorporation”). The Certificate of Incorporation of the Company was then amended and restated in its entirety by filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware on July 25, 2012. The Certificate of Incorporation of the Company was then amended by filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware on November 29, 2012.

TWO: He is the duly elected and acting President and Chief Executive Officer of the Company.

THREE: Effective immediately following the consummation of the initial closing (the “Initial Series B Closing”) of the issuance of shares of Series B Preferred pursuant to that certain Series B-1 and B-2 Preferred Stock Purchase Agreement dated as of September 3, 2010, as may be amended from time to time, and after giving effect to any exchange of shares of Series A for Series A-1 (as defined in the 2010 Amended and Restated Certificate of Incorporation) consummated at the Initial Series B Closing, each share of Series A then outstanding was automatically combined into one-tenth (1/10th) of one (1) share of Series A (the “Series A Reverse Split”). All shares of Series A outstanding as of the time of the Series A Reverse Split were automatically combined immediately following the Initial Series B Closing without any further action by the holders thereof and whether or not the certificates representing those shares were surrendered to the Company.

FOUR: The Certificate of Incorporation of this Company is hereby amended and restated in its entirety pursuant to this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to read as follows:

I.

The name of this company is Relypsa, Inc.

II.

The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (“DGCL”).

IV.

A. Reverse Stock Split. Effective upon the filing of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”):

1. Each 17.2 shares of Common Stock (as defined below) issued and outstanding shall , automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, and each 17.2 shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock (each as defined below) issued and outstanding immediately prior to the Effective Time shall be reclassified as one share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, respectively (the “Reverse Stock Split”).

2. Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock (as defined below) immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry share(s)) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

3. No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors of the Company (the “Board”)). All share, per share and dollar references in this Restated Certificate shall be adjusted for the Reverse Stock Split only as explicitly provided herein.

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B. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 918,895,820 shares, 494,603,155 shares of which shall be Common Stock (the “Common Stock”) and 424,292,665 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

C. Subject to the requirements of Article IV, Section F.2(b)(i) hereof, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

D. The Company hereby designates: 1,996,405 of the authorized shares of Preferred Stock as “Series C Preferred Stock” (hereinafter referred to as the “Series C”); 159,140,500 of the authorized shares of Preferred Stock as “Series C-1 Preferred Stock” (hereinafter referred to as the “Series C-1”); 40,500,000 of the authorized shares of Preferred Stock as “Series C-2 Preferred Stock” (hereinafter referred to as the “Series C-2” and together with the Series C and Series C-1, the “Series C Preferred”); 46,300,000 of the authorized shares of Preferred Stock as “Series B-1 Preferred Stock” (hereinafter referred to as the “Series B-1”); 65,600,000 of the authorized shares of Preferred Stock as “Series B-2 Preferred Stock” (hereinafter referred to as the “Series B-2” and together with the Series B-1, the “Series B Preferred”); 55,377,880 of the authorized shares of Preferred Stock as “Series A Preferred Stock” (hereinafter referred to as the “Series A”) and 55,377,880 of the authorized shares of Preferred Stock as “Series A-1 Preferred Stock” (hereinafter referred to as “Series A-1” and together with the Series A, the “Series A Preferred”). The Series C Preferred, Series B Preferred and Series A Preferred shall be collectively referred to as the “Series Preferred”.

E. Every share number, dollar amount, and other provision contained in this Restated Certificate has been set taking into account the prior combination of each then outstanding share of Series A into one tenth (1/10th) of one (1) share of Series A pursuant to the Series A Reverse Split which took place immediately following the Initial Series B Closing, and no further adjustments to share numbers, dollar amounts or any other provision contained in this Restated Certificate are required in order to reflect the Series A Reverse Split. The Company shall not be obligated to issue certificates (or book entry shares) evidencing the shares issued pursuant to the Series A Reverse Split unless the certificates evidencing the Series A shares outstanding immediately prior to the Series A Reverse Split are either delivered to the Company, or the holder notifies the Company that the certificates have been lost stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with those certificates.

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F. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series C Preferred, in preference to the holders of Series B Preferred, holders of Series A Preferred and holders of Common Stock, shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) for such series per annum on each outstanding share of Series C Preferred (the “Series C Preferred Dividend”). The Series C Preferred Dividends shall accrue from day to day commencing on the date of original issuance of such shares, whether or not earned or declared by the Board and shall be cumulative to the extent not actually paid; provided however, that except as set forth in Section 1(e) and Section 1(f) of this Article IV(F), such Series C Preferred Dividend shall be payable only when, as, and if declared by the Board and the Company shall be under no obligation to declare such Series C Preferred Dividend.

(b) After payment of all accrued and declared, but unpaid Series C Preferred Dividends, holders of Series B Preferred, in preference to the holders of Series A Preferred and holders of Common Stock, shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price for such series per annum on each outstanding share of Series B Preferred (the “Series B Preferred Dividend”). For the sake of clarity, holders of Series B Preferred shall not be entitled to receive any Series B Preferred Dividend to the extent that any accrued Series C Preferred Dividend is unpaid. The Series B Preferred Dividends shall accrue from day to day commencing on the date of original issuance of such shares, whether or not earned or declared by the Board and shall be cumulative to the extent not actually paid; provided however, that except as set forth in Section 1(e) and Section 1(f) of this Article IV(F), such Series B Preferred Dividend shall be payable only when, as, and if declared by the Board and the Company shall be under no obligation to declare such Series B Preferred Dividend.

(c) After payment of all accrued and declared, but unpaid Series C Preferred Dividends and Series B Preferred Dividends, holders of Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive on a pari passu basis, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price for such series per annum on each outstanding share of Series A Preferred (the “Series A Preferred Dividend”). For the sake of clarity, holders of Series A Preferred shall not be entitled to receive any Series A Preferred Dividend to the extent that any accrued Series C Preferred Dividend or Series B Preferred Dividend is unpaid. The Series A Preferred Dividends shall accrue from day to day commencing on September 3, 2010, whether or not earned or declared by the Board and shall be cumulative to the extent not actually paid; provided however, that except as set forth in Section 1(e) and Section 1(f) of this Article IV(F), such Series A Preferred Dividend shall be payable only after the entire accrued Series B Preferred Dividend has been paid, and then only when, as, and if declared by the Board and the Company shall be under no obligation to declare such Series A Preferred Dividend.

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(d) The original issue price of each series of Series Preferred shall be as set forth in this Section 1(d) for all purposes herein, and subject to the following adjustments from time to time (the “Original Issue Price”). The Original Issue Price of the Series C, Series C-1 and Series C-2 shall be $9.1848 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof). The Original Issue Price of the Series B-2 shall be $9.1848 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof). The Original Issue Price of the Series B-1 shall be $13.502 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof). The Original Issue Price of the Series A shall be $17.20 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof). The Original Issue Price of the Series A-1 shall be $17.20 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof).

(e) So long as any Series Preferred share is outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a), Section 1(b) and Section 1(c) of this Article IV(F) shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares.

(f) After the Company has paid all accrued and declared but unpaid Series C Preferred Dividends, Series B Preferred Dividends and Series A Preferred Dividends, if the Company pays, or sets aside for payment, any dividend on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, on a pro rata, pari passu basis among all Series Preferred.

(g) The provisions of Section 1(e) and Section 1(f) of this Article IV(F) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) of this Article IV(F) are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the applicable Series Preferred as may be required by this Restated Certificate.

(h) California Code Sections 502 and 503 shall not apply with respect to distributions on shares junior to the Series Preferred as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

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2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 of this Article IV(F)) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (the “Bylaws”). Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as at least 2,906,977 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the date of this Restated Certificate) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of shares of Series Preferred representing at least fifty-five percent (55%) of the total number of shares of Common Stock into which the outstanding Series Preferred could be converted pursuant to Section 5(a) of this Article IV(F), voting together as a single class (the “Requisite Holders”) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exchangeable for equity securities of the Company ranking on a parity with or senior to any series of Preferred Stock in right of redemption, conversion ratio, liquidation preference, voting or dividend rights;

(iii) the liquidation, dissolution, winding up of the Company or any subsidiary thereof and/or the cessation of all or of a substantial part of the business of the Company or any subsidiary thereof;

(iv) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company permitted by Section 1(e)(i) and Section 1(e)(ii) of this Article IV(F);

(v) Any agreement by the Company or its stockholders with respect to an Acquisition or Asset Transfer (each as defined in Section 4 of this Article IV(F)) by means of any transaction or series of related transactions, or any other sale, transfer, lease, license or any other disposition of any material asset (including, without limitation, the potassium binder research program commonly known as RLY105, including each back-up program) or all or any material portion of the business of the Company and its subsidiaries, individually or taken as a whole;

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(vi) Any amendment, alteration, repeal or waiver (whether by merger, recapitalization or otherwise) of any provision of this Restated Certificate or the Bylaws (subject to any applicable approvals required in accordance with Section 2(c), 2(d) or 2(e) of this Article IV(F), as applicable), including any such amendment, alteration, repeal or waiver that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of any class or series of the Series Preferred in a manner which would have a material adverse effect on the holders of such class or series of Series Preferred in a manner that is not the same as or similar in all material respects to the way in which the powers, preferences, special rights, privileges or restrictions of each class or series of Series Preferred would be affected;

(vii) Any increase or decrease in the authorized number of members of the Company’s Board;

(viii) Any acquisition by the Company (or its subsidiaries) of all or substantially all of the assets of any other entity, including by way of exclusive license, by means of any transaction or series of related transactions;

(ix) Any adoption, approval, amendment or modification of any equity incentive plan of the Company (or its subsidiaries);

(x) the disposal of any fixed assets or intellectual property in an amount exceeding $500,000 by the Company (or its subsidiaries), other than in the Company’s (or such subsidiary’s) ordinary course of business;

(xi) the authorization or extension by the Company (or its subsidiaries) of any credit or loan guarantee in respect of any loan or grant of credit exceeding $500,000 or an aggregate of more than $1,000,000;

(xii) the authorization or issuance by the Company (or its subsidiaries) of any debt security or other incurrence of new indebtedness (excluding indebtedness to trade creditors in the ordinary course of business);

(xiii) Any material change in the Company’s (or its subsidiaries’) line of business;

(xiv) Any transaction between the Company (or its subsidiaries) and any founder, officer or director other than in the ordinary course of business on arms-length terms; or

(xv) Any hiring or termination of a chief executive officer of the Company or other individual performing duties customarily performed by a chief executive officer.

(c) Additional Separate Vote of Series C Preferred. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two thirds (2/3) of the outstanding Series C Preferred voting together as a single class on an as converted to Common Stock basis shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including any filing of a Certificate of Designation),

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that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred in a manner which would have a material adverse effect on the holders of the Series C Preferred in a manner that is not the same as or similar in all material respects to the way in which the powers, preferences, special rights, privileges or restrictions of the other then outstanding series of Series Preferred (other than Series A) would be affected. For the avoidance of doubt, no authorization or designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exchangeable for equity securities of the Company ranking on a parity with or senior to any Series C Preferred in right of redemption, conversion ratio, liquidation preference, voting or dividend rights shall be deemed to have a material adverse effect on the holders of any Series C Preferred.

(d) Additional Separate Vote of Series B Preferred. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two thirds (2/3) of the outstanding Series B Preferred voting together as a single class on an as converted to Common Stock basis shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred in a manner which would have a material adverse effect on the holders of the Series B Preferred in a manner that is not the same as or similar in all material respects to the way in which the powers, preferences, special rights, privileges or restrictions of the other then outstanding series of Series Preferred (other than Series A) would be affected. For the avoidance of doubt, no authorization or designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exchangeable for equity securities of the Company ranking on a parity with or senior to any Series B Preferred in right of redemption, conversion ratio, liquidation preference, voting or dividend rights shall be deemed to have a material adverse effect on the holders of any Series B Preferred.

(e) Additional Separate Vote of Series A Preferred.

(i) Additional Separate Vote of Series A-1. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two thirds (2/3) of the outstanding Series A-1 voting together as a single class on an as converted to Common Stock basis shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A-1 in a manner which would have a material adverse effect on the holders of the Series A-1 in a manner that is not the same as or similar in all material respects to the way in which the powers, preferences, special rights, privileges or restrictions of the other then outstanding series of Series Preferred (other than Series A) would be affected. For the avoidance of doubt, no authorization or designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exchangeable for equity securities of the Company ranking on a parity with or senior to any Series A-1 in right of redemption, conversion ratio, liquidation preference, voting or dividend rights shall be deemed to have a material adverse effect on the holders of the Series A-1.

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(ii) Additional Separate Vote of Series A. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two thirds (2/3) of the outstanding Series A voting together as a single class on an as converted to Common Stock basis shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of this Restated Charter or the Bylaws (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A in a manner which would have a material adverse effect on the holders of such series of Series A (regardless of whether the preferences, privileges, rights or powers of any other class or series of the Company’s issued share capital are correspondingly affected).

(f) Election of Board of Directors.

(i) For so long as shares of Series Preferred representing at least fifty percent (50%) of the total number of shares of Common Stock issued or issuable upon the conversion or exercise of all Series Preferred and Convertible Securities outstanding as of the Original Issue Date remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series Preferred after the date of this Restated Certificate) the holders of Series Preferred, voting together as a single class on an as converted to Common Stock basis, shall be entitled to elect seven (7) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such

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vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(v) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(vi) During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

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3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution of the assets of the Company (whether capital or surplus) or payment shall be made to or set apart for the holders of any Series B Preferred, Series A Preferred or Common Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series C Preferred held by them on a pari passu basis, and the Company shall pay or distribute to each such holder, an amount per share of Series C Preferred equal to the applicable Original Issue Price (as adjusted by the Board for stock splits, dividends, recapitalizations and the like after the date hereof) of each such share, plus all accrued or declared but unpaid dividends on the Series C Preferred. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Upon any Liquidation Event, following the payment in full of the preferential amounts to the holders of Series C Preferred specified in Section 3(a) of this Article IV(F), before any distribution of the assets of the Company (whether capital or surplus) or payment shall be made to or set apart for the holders of any Series A Preferred or Common Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B Preferred held by them on a pari passu basis, and the Company shall pay or distribute to each such holder, an amount per share of Series B Preferred equal to the applicable Original Issue Price (as adjusted by the Board for stock splits, dividends, recapitalizations and the like after the date hereof) of each such share, plus all accrued or declared but unpaid dividends on the Series B Preferred. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section 3(b)), then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) Upon any Liquidation Event, following the payment in full of the preferential amounts to the holders of Series C Preferred specified in Section 3(a) of this Article IV(F) and Series B Preferred specified in Section 3(b) of this Article IV(F), before any distribution of the assets of the Company (whether capital or surplus) or payment shall be made to or set apart for the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A Preferred held by them on a pari passu basis, and the Company shall pay or distribute to each such holder, an amount per share of Series A Preferred equal to the lesser of $7.313696349 (as adjusted by the Board for stock splits, dividends, recapitalizations and the like after the date hereof) or $19,000,000 divided by the aggregate number of shares of Series A Preferred then outstanding, plus all accrued or declared and unpaid dividends on the Series A Preferred, provided that the aggregate amount distributable in respect of the Series A Preferred shares pursuant to this Section 3(c) shall not exceed $19,000,000. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

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(d) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a), Section 3(b), and Section 3(c) of this Article IV(F), the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to (i) Section 3(a), Section 3(b) and Section 3(c) of this Article IV(F) with respect to the applicable shares of Series Preferred held thereby or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock pursuant to Section 5(a) of this Article IV(F) immediately prior to the consummation of such Acquisition or Asset Transfer.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (a “Change of Control Transaction”); provided, however, that an Acquisition shall not include (x) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof or (y) any consolidation, merger or other corporate reorganization or Change of Control Transaction which the Requisite Holders agree in writing shall not constitute an Acquisition; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, whether held by the Company or through any of its subsidiaries; provided, however, that an Asset Transfer shall not include any sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, whether held by the Company or through any of its subsidiaries, which the Requisite Holders agree in writing shall not constitute an Asset Transfer.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made; provided, however, that where there exists an active public market for any securities

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included in the consideration for such Acquisition or Asset Transfer, and such securities are not subject to investment letter or other similar restrictions on free marketability, the fair market value of such securities shall be the (i) average of the closing price quoted on the New York Stock Exchange, NASDAQ Stock Market or on any exchange on which such securities are listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal (or any other applicable publication for non US markets) over the thirty (30) calendar day period ending three trading days prior to the date of determination of fair market value of such securities; (ii) if actively traded over-the-counter, the fair market value of such securities shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) calendar day period ending three trading days prior to the date of determination of fair market value of such securities.

(d) The provisions of this Section 4 shall similarly apply to successive Acquisitions or Asset Transfers.

5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series Preferred Conversion Rate then in effect (determined as provided in Section 5(b) of this Article IV(F)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion for each separate series of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of such series of Series Preferred by the applicable Series Preferred Conversion Price, calculated as provided in Section 5(c) of this Article IV(F). Notwithstanding anything herein to the contrary, the Series Preferred Conversion Rate for each of the Series A and Series A-1 shall be the quotient obtained by dividing the Original Issue Price of the Series B-2 by the applicable Series Preferred Conversion Price.

(c) Series Preferred Conversion Prices. The conversion price for each series of the Series Preferred shall initially be: (i) with respect to the Series C Preferred, the Original Issue Price thereof, (ii) with respect to the Series B Preferred, the Original Issue Price of the Series B-2, and (iii) with respect to the Series A Preferred, the Original Issue Price of the Series B-2 (each, a “Series Preferred Conversion Price”). All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted. Each Series Preferred Conversion Price shall be further adjusted from time to time in accordance with this Section 5.

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(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates (or book entry shares) for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), all accrued and declared but unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series Preferred, surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate (or book entry shares) covering the number of shares of Series Preferred, representing the unconverted portion of the certificate so surrendered, which new certificate (or book entry shares) shall entitle the holder thereof to dividends on the shares of Series Preferred, represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series C Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of each series of the Series Preferred, the Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series Preferred, the Series Preferred Conversion Prices then in effect shall be decreased as of the time of such issuance, as provided below:

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(i) Each Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Prices shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 of this Article IV(F) or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable. The provisions of this Section 5(g) shall similarly apply to successive recapitalizations, reclassifications, mergers, consolidations or other changes.

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(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), Section 5(f) or Section 5(g) of this Article IV(F), for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price of the Series C Preferred, Series B Preferred or Series A Preferred, as applicable (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price of each such series shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issuance or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issuance or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and Convertible Securities (as defined below), outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series Preferred Conversion Prices in an amount less than one cent ($0.01) per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issuance or sale of securities (the “Aggregate Consideration”) shall be: (A) to the extent it consists of cash, computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issuance or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional

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Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (defined below) of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price then in effect with respect to a series of Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such

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Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase, equity incentive or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities (or the subsequent conversion of any Convertible Securities issuable pursuant to the exercise of such Convertible Securities) outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company, as approved by the Board;

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(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer, licensing or development arrangements; provided that the issuance of shares therein has been approved by the Board;

(H) shares of Common Stock or Convertible Securities which the Requisite Holders agree in writing shall not constitute Additional Shares of Common Stock;

(I) shares of Common Stock or Convertible Securities issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act which is a Qualified Public Offering (defined below); and

(J) shares of Common Stock or Convertible Securities issued by the Company pursuant to that certain Series C Preferred Stock and Warrant Purchase Agreement dated as of July 24, 2012, as may be amended from time to time (the “Purchase Agreement”).

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the

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holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the Requisite Holders) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, at any time (A) upon the affirmative election of the Requisite Holders or (B) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least three times the Original Issue Price of the Series C Preferred (as adjusted by the Board for stock splits, dividends, recapitalizations and the like after the date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $60,000,000 (each of (A) and (B), a “Qualified Public Offering”). Notwithstanding the foregoing, each share of Series A Preferred shall be automatically converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, at any time upon the affirmative election of the holders of a majority of the then outstanding shares of Series A Preferred (calculated on an as converted to Common Stock basis). Upon any automatic conversion pursuant to this Section 5(k)(i), any accrued and declared but unpaid dividends shall be paid in the manner provided in Section 5(d) of this Article IV(F).

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(ii) Upon the occurrence of any of the events specified in Section 5(k)(i) of this Article IV(F), the applicable outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (or book entry shares) evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates (or book entry share(s)) for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and all accrued and declared but unpaid dividends shall be paid in the manner provided in Section 5(d) of this Article IV(F).

(l) Certain Mandatory Conversion Events.

(i) Each share of Series Preferred (and each share of Series B-1 or Series B-2 issuable to such holder upon the conversion or exercise of any Convertible Securities) held by a holder who does not (A) purchase at least fifty-percent (50%) of such holder’s pro rata allocation of Series C Preferred shares issuable to such holder at a C-1 Closing (as defined in the Purchase Agreement) pursuant to the Purchase Agreement (as set forth in Exhibit A-1 of the Purchase Agreement) and (B) commit to purchase Shares of Series C-2 at the C-2 Closing (as defined in the Purchase Agreement), that together with the Shares of Series C-1 purchased by such Purchaser at the C-1 Closings would, in the aggregate, equal at least 50% of such holder’s pro rata allocation of Series C Preferred as set forth opposite such holder’s name under the column entitled “Pro Rata Share” on Exhibit A-1 and Exhibit A-2 of the Purchase Agreement, respectively (a “Nonparticipating Holder”) shall automatically convert, without any action on the part of the Company or the holder of such Series Preferred and notwithstanding the then applicable Series Preferred Conversion Rate, into one one-hundredth (1/100th) of a share of Common Stock (or the right to acquire one one-hundredth (1/100th) of a share of Common Stock, in the case of shares issuable pursuant to Convertible Securities) for every share of Series Preferred (or Convertible Securities, as applicable) held by such Nonparticipating Holder immediately prior to the Original Issue Date (the “C-1 Closing Mandatory Conversion”). All shares of Series Preferred subject to the C-1 Closing Mandatory Conversion will be automatically converted effective immediately following the Original Issue Date without any further action by the holders thereof and whether or not the certificates representing those shares are surrendered to the Company.

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(ii) If the C-2 Closing occurs following the satisfaction of each of the closing conditions set forth in the Purchase Agreement, or the waiver of the closing conditions set forth in Section 5.2 of the Purchase Agreement, by the requisite number of purchasers sufficient to cause the C-2 Closing to occur for all purchasers notwithstanding the failure of such closing conditions, to the extent that a holder of Series C Preferred does not purchase at the C-2 Closing all of the Series C-2 such holder (a “Defaulting Purchaser”) has committed to purchase, as reflected on Exhibit A-2 of the Purchase Agreement (a “C-2 Closing Default”), then immediately following such C-2 Closing Default, each outstanding share of Series C Preferred (and each share of Series C Preferred issuable to such holder pursuant to any Convertible Securities) held by such Defaulting Purchaser as of such C-2 Closing Default shall automatically convert, without any action on the part of the Company or such Defaulting Purchaser and notwithstanding the then applicable Series Preferred Conversion Rate, into one one-hundredth (1/100th) of a share of Series C (or the right to acquire one one-hundredth (1/100th) of a share of Series C, in the case of shares issuable pursuant to Convertible Securities) for every share of Series C Preferred (or Convertible Securities, as applicable) held by such Defaulting Purchaser as of such C-2 Closing Default (the “C-2 Closing Mandatory Conversion”). All shares of Series C Preferred subject to the C-2 Closing Mandatory Conversion will be automatically converted effective immediately following the C-2 Closing without any further action by the holders thereof and whether or not the certificates representing those shares are surrendered to the Company.

(iii) Notwithstanding the provisions of Section 5(l)(ii) above, if, as a result of a C-2 Closing Default, a holder of Series C Preferred fails to purchase in the aggregate at least fifty-percent (50%) of such holder’s pro rata allocation of Series C Preferred shares issuable to such holder pursuant to the Purchase Agreement (as set forth on Exhibit A-1 and Exhibit A-2 of the Purchase Agreement), such holder shall be deemed to be a “Nonparticipating Holder” and each share of Series Preferred (and each share of Series Preferred issuable to such holder upon the conversion or exercise of any Convertible Securities) held by such holder as of the C-2 Closing shall automatically convert, without any action on the part of the Company or the holder of such Series Preferred and notwithstanding the then applicable Series Preferred Conversion Rate, into one one-hundredth (1/100th) of a share of Common Stock (or the right to acquire one one-hundredth (1/100th) of a share of Common Stock, in the case of shares issuable pursuant to Convertible Securities) for every share of Series Preferred (or Convertible Securities, as applicable) held by such Nonparticipating Holder as of such C-2 Closing Default (the “Alternative Mandatory Conversion”, and together with the C-1 Closing Mandatory Conversion and the C-2 Closing Mandatory Conversion, the “Mandatory Conversions”). All shares of Series Preferred subject to the Alternative Mandatory Conversion will be automatically converted effective immediately following the C-2 Closing without any further action by the holders thereof and whether or not the certificates representing those shares are surrendered to the Company.

(iv) For purposes of determining whether a holder has purchased its pro rata share in either the C-1 Closing or the C-2 Closing, as applicable, such holder shall be deemed to have purchased, in addition to the Series C Preferred actually purchased in either the C-1 Closing or the C-2 Closing, as applicable, the number of shares of Series C Preferred purchased by any of such holder’s Affiliates.

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(v) For purposes of this Section 5(l) “Affiliate” means, with respect to any specified individual or entity, any other individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with such specified individual or entity, including without limitation any partner, officer, director, manager or employee of such entity and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such individual or entity.

(vi) The Company shall deliver a notice to each Nonparticipating Holder or Defaulting Purchaser, as applicable, upon the closing of the issuance of the Series C Preferred (the “Conversion Notice”). The Conversion Notice shall inform such Nonparticipating Holder or Defaulting Purchaser, as applicable, of the number of shares of Series Preferred held by such person that shall automatically convert into shares of Series C or Common Stock, as applicable. Upon receipt of the Conversion Notice, such Nonparticipating Holder or Defaulting Purchaser, as applicable, shall surrender the certificates representing such shares of the Series Preferred at the office of the Company; provided, that such conversion of the shares of Series Preferred of each Nonparticipating Holder or Defaulting Purchaser, as applicable, shall be effective whether or not the certificates representing such holder’s shares of Series Preferred are surrendered to the Company. In the event of a delivery of certificates representing shares of the Series Preferred held by any Nonparticipating Holder or Defaulting Purchaser, as applicable, the Company shall issue and deliver to such holder in its name as shown on such surrendered certificate or certificates, a certificate or certificates (or book entry share(s)) for the number of shares of Series C or Common Stock, as applicable, into which the shares of Series Preferred surrendered were converted on the date on which such Mandatory Conversion occurred, plus any accrued and declared but unpaid dividends shall be paid in accordance with Section 5(d) of this Article IV(F). The Company shall not be obligated to issue certificates (or book entry shares) evidencing the shares so issued in connection with any Mandatory Conversion unless the certificates evidencing the Series Preferred shares are either delivered to the Company or the holder notifies the Company that the certificates have been lost stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with those certificates.

(m) Fractional Shares. No fractional shares of Series C or Common Stock, as applicable, shall be issued upon conversion of Series Preferred, whether as a result of any automatic conversion, Mandatory Conversion, conversion effected by the Company or conversion elected by any applicable holders of Series Preferred. All shares (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one such share (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred (other than in connection with any Mandatory Conversion), excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(q) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

6. ISSUANCE OF SERIES PREFERRED.

(a) No Reissuance. No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent authorized or permitted under applicable law.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. The Company shall indemnify and hold harmless against all liabilities, authorized or to the fullest extent permitted under applicable law, any person who is or was a director, including the director’s estate (an “Indemnitee”), who is or was a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in respect of any past, present or future matter, including any action suit or proceeding by or in the right of the Company (an “Action”), by reason of the fact that the

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Indemnitee is or was serving as a director of the Company or is or was serving at the request of the Company as a director of any other enterprise; provided, however, that the Company shall not indemnify an Indemnitee if a judgment or other final adjudication adverse to the Indemnitee establishes that the Indemnitee’s acts or omissions (a) were acts or omissions that the Indemnitee knew or believed to be contrary to the best interests of the Company or shareholders in connection with a matter to which he had a material conflict of interest, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit. Subject to the receipt by the Company of an undertaking by the Indemnitee to repay Expenses if there shall be a judgment or other final adjudication that the Indemnitee is not entitled to receive reimbursement of Expenses from the Company, the Company shall pay or reimburse within 20 days following the later of (i) the receipt of such undertaking and (ii) receipt of a demand from the Indemnitee for payment or reimbursement of Expenses, in advance of final disposition or otherwise, to the full extent authorized or permitted by law, Expenses as incurred by the Indemnitee in defending any actual or threatened Action by reason of the fact that the Indemnitee is or was serving as a director of the Company or is or was serving at the request of the Company as a director of any other enterprise; provided, however, the Company shall not be required hereunder to further pay or reimburse Expenses and, if requested by the Company, shall be entitled to repayment of Expenses from the Indemnitee following any plea formally entered by or formal written admission by the Indemnitee in the Action for which the Indemnitee has sought payment or reimbursement of Expenses or indemnification that the Indemnitee has committed such acts or omissions establishing that the Indemnitee is not entitled to indemnification pursuant to this Section C of this Article V. The Indemnitee shall be entitled to be paid or reimbursed for Expenses incurred in any Action to obtain indemnification or payment or reimbursement of Expenses under this Section C of this Article V on the same terms, conditions and limitations as the Indemnitee is entitled to Expenses under the previous sentence. The Company shall not be obligated under this subsection (a) to provide any indemnification or any payment or reimbursement of Expenses to an Indemnitee in connection with an Action (or part thereof) initiated by the Indemnitee unless the Board has authorized or consented to the Action (or part thereof) in a resolution adopted by the Board. For the purposes of this Article V, “Expenses” shall include, without limitation, all reasonable fees, costs and expenses, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, or investigating an Action, including any Action to obtain indemnification or payment or reimbursement of Expenses.

D. The right of an Indemnitee to indemnification and payment or reimbursement of Expenses by the Company under Section C of this Article V shall be in addition to, and not in lieu of, any statutory or other right of indemnification or payment, advancement or reimbursement of Expenses provided to any Indemnitee. No amendment of this Article V shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

E. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

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F. In the event that any Covered Entity, or any director, officer, partner or employee of a Covered Entity, acquires knowledge of a potential transaction or other matter and that may be an opportunity of interest for both the Company and such Covered Entity (a “Corporate Opportunity”) (in the case of an individual, other than solely in connection with such individual’s service as a director of the Company), then the Company (i) renounces any expectancy that such individual or Covered Entity offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such individual or Covered Entity to the Company or any of its affiliates. “Covered Entity” means, collectively, (i) Amgen Inc., a Delaware corporation, or any affiliate of Amgen Inc., (ii) OrbiMed Advisors, LLC or any affiliate of OrbiMed Advisors, LLC, (iii) any entity that is a holder of Series Preferred that is in the business of investing and reinvesting in other entities and (iv) any entity that manages any entity described in clause (iii) of this sentence.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FIVE: This Restated Certificate has been duly approved by the Board of Directors of the Company.

SIX: This Restated Certificate was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, RELYPSA, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this             day of             , 2013.

RELYPSA, INC.

John A. Orwin
President and Chief Executive Officer